UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 15

       Certification and Notice of Termination of Registration under
          Section 12(g) of the Securities Exchange Act of 1934 or
      Suspension of Duty to File Reports Under Sections 13 and 15(d)
                  of the Securities Exchange Act of 1934

                                           Commission File Number: 000-23427
                                                                   ---------

                     AlphaStar Insurance Group Limited
       ------------------------------------------------------------
           (Exact name of registrant as specified in its charter)

                     The Mechanics Building, 3rd Floor
                 12 Church Street, Hamilton HM 11, Bermuda
                               (441) 295-7556
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 Ordinary Shares, par value $0.25 per share
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          (Title of each class of securities covered by this Form)

                                    None
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        (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)    |X|     Rule 12h-3(b)(1)(ii)   |_|
              Rule 12g-4(a)(1)(ii)   |_|     Rule 12h-3(b)(2)(i)    |_|
              Rule 12g-4(a)(2)(i)    |X|     Rule 12h-3(b)(2)(ii)   |_|
              Rule 12g-4(a)(2)(ii)   |_|     Rule 15d-6             |_|
              Rule 12h-3(b)(1)(i)    |_|

Approximate number of holders of record as of the certification or notice date:  40

          Pursuant to the requirements of the Securities Exchange Act of 1934, AlphaStar Insurance Group Limited has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                       ALPHASTAR INSURANCE GROUP LIMITED




DATE:  September 26, 2003              By:    /s/  STEPHEN A. CRANE
                                           ---------------------------------
                                           Name:   Stephen A. Crane
                                           Title:  Chairman, President and
                                                   Chief Executive Officer